EXHIBIT 10.1

MIMI ECKEL VAUGHN

Chair of the Board,

President and Chief Executive Officer

Genesco Inc.

535 Marriott Drive, 12th Floor

Nashville, Tennessee 37214

O: 615.367.7386

mvaughn@genesco.com

August 30, 2023

Mario Gallione

Dear Mario,

This will memorialize our agreement regarding your change in role, as well as your future retirement from Genesco Inc.

You will transition to President, Emeritus of the Journeys Group from the roles of President, Journeys Group and Senior Vice President of Genesco, effective August 31, 2023 with the following timeframes established with flexibility to alter based on progress in transitioning responsibilities.

Beginning August 31 through a targeted date of October 28, 2023 (first phase of “Advisory Period”), you will be employed by Genesco as President Emeritus of the Journeys Group, in a roughly full-time consulting capacity with your base salary remaining at $42,500 per month. During the first phase of the Advisory Period, you will continue to report to me, with a focus on ensuring a smooth transition of your responsibilities to the Chief Operating Officer and/or named President, Journeys Group.

From October 29, 2023 through a targeted date of February 3, 2024, (second phase of “Advisory Period”), you will continue to be employed by Genesco as President Emeritus of the Journeys Group, working on an “as needed” basis, with a focus on providing consulting advice when needed. During the second phase of the Advisory Period, your base salary will be $12,500 per month.

During both phases of the Advisory Period, you will be considered full-time benefits eligible and remain eligible to participate in the employee benefit plans which you currently participate in as of the date of this letter.

You will continue to be a participant in the EVA Incentive Plan for Fiscal 2024 with the same target award (75% of annualized base salary).

You will officially retire from Genesco Inc. effective February 3, 2024, and will be eligible to continue your healthcare coverage through the Company’s Early Retiree Medical Plan until age 65.

Beginning February 4 through June 28, 2024, you will be rehired as part-time consultant and paid a per diem rate of $1000 per day based on days worked.

No additional restricted stock or other equity grants will be made to you after the date of this letter, but outstanding restricted stock grants scheduled to vest on March 24, 2024, April 4, 2024 and June 28, 2024, will vest on schedule, subject to all the terms of the Equity Incentive Plan if you remain employed by Genesco as a part-time consultant up to and on those dates.

You will also be eligible for a prorated portion of performance share units scheduled to vest at the end of the 3-year performance period at the end of FY2026 in accordance with the terms of the Plan. No additional restricted stock or other equity grants will be made to you after the date of this letter.

In addition, we would like to honor your service and continued involvement in the Journeys Attitude That Cares program based on a future role to be determined jointly with you and Genesco Inc.

You agree to execute a release agreement (which also includes certain restrictive covenants) in the form attached hereto as Exhibit A at the conclusion of the Advisory Period. In exchange for the consideration provided in this agreement, you agree that after the expiration of the Advisory Period, you will not directly or indirectly work for a competitor of the Company through January 31, 2025 and will not directly or indirectly solicit the Company’s employees for a period of 24 months.

You agree that you will not at any time disclose any trade secrets or confidential information belonging to Genesco to any third party, except as may be required by law, nor will you use such trade secrets or confidential information for any purpose other than your job duties for Genesco.

This agreement will be fully binding on Genesco’s successors and assigns, in case of a sale or other change of control of Genesco.

Please confirm that this letter reflects our agreement by countersigning in the space indicated below.

Sincerely,

/s/ Mimi E. Vaughn

Mimi E. Vaughn

Confirmed and agreed:

/s/ Mario Gallione August 30, 2023

_______________________________________ _____________________________

Mario Gallione Date

EXHIBIT A

FORM OF GENERALRELEASE

This Release (this "Release"), dated as of February 3, 2024 is made by and between Mario Gallione ("Employee") and GenescoInc. (the "Company") (collectively, the "Parties").

WHEREAS, the Parties enteredinto a letter agreement dated as of August 30, 2023 (the "Agreement");

WHEREAS,pursuant to the Agreement and in consideration of the Company'swillingness to enter into the Agreementand pay any amounts thereunder, it is an obligation of Employee that he executesand delivers thisRelease.

NOW THEREFORE,for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agreeas follows:

1.
Employee Release.In exchange for the mutualpromises and obligations of the Agreement, which are expressly excluded from this Release, Employeefully and foreverrelieves, releases, and discharges Companyand its predecessors, successors, subsidiaries, operatingunits, affiliates, and divisions, and the agents,representatives, officers, directors, shareholders, members, employees and attorneys (collectively, the "Released Parties") from any and all claims,debts, liabilities, demands, obligations, promises,acts, agreements, costs, expenses, damages, actions, and causesof action, whether in law or in equity, whetherknown or unknown,whether suspected or unsuspected, and whether arising from or related in any way to Employee's employment and/or Employee's resignation , includingbut not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Age Discrimination in Employment Act (ADEA), the Older WorkerBenefit Protection Act,the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the EmployeeRetirement Income SecurityAct (ERISA), the National Labor Relations Act (NLRA), the Genetic Information Nondiscrimination Act (GINA),the Tennessee Human Rights Act, the Tennessee Public Protection Act, the Tennessee Disability Act, and all other federal, state or local laws or regulations which concern Employee'semployment and which exist, or might exist,as of the date of the execution of this Release.This Release also includes, but is not limited to, a releaseby Employee of any claimsfor breach of contract, mentalpain, suffering and anguish, emotional harm, impairmentof economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress,fraud, wrongful termination, wrongful discharge in violation of public policy, wrongful demotion,breach of any express or implied covenantof good faith and fair dealing, claimsthat Company has dealt with Employee unfairlyor in bad faith, and all other common law contract and tort claims. Employee understands that he is not waiving any rights or claims that may arise after this Release is signed by Employee.Furthermore, Employee understandsthat he is not giving up the right to file a Charge of Discrimination with the Equal Employment Opportunity Commission (EEOC) or any other complaint with any government agency. However, Employeeis expressly releasing and waiving any right to obtain monetaryor other relief relating to such a charge or complaint filed with any government agency, including any subsequent lawsuitfiled by the EEOC. Employeeagrees to tum over to the Companyany such monetaryrelief obtained by the EEOC or any government agency (or any otherthird party) on behalf of the Employeefor any claim waived herein.

2.
No Admissionof Liability.Employee acknowledges that nothing in this Release is intended to, shall constitute evidence of, or shall be construed as an admissionby the Company that the Company violatedany law, rule, or regulation, interfered with any right, breachedany obligation, or otherwise engaged in any improper or illegal conduct.

3.
No Current Claims; CovenantNot to Sue. Employee represents and warrants that Employee has not filed any complaint(s) or charge(s) againstthe Company or the other Released Partieswith the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local,state, or federalagency or court. Employee further covenants and agrees that Employee shall forever refrainand forbear from initiating or participating as a party in a lawsuit attempting to enforce any of the claims that are released and dischargedherein. Moreover, Employeeagrees that he will not persuade or instruct any person to file a suit, claim, or complaintwith any state or federalcourt or administrative agency against the Released Parties.Employee acknowledges that, in accordance with 29 C.F.R.§ 1625.23{b) and other applicable law, this covenant not to sue does not prevent Employeefrom filing a charge of discrimination with the EEOC or otherwiseparticipating in an EEOC or SEC investigation of the Company. This covenantnot to sue also does not precludeEmployee from bringinga lawsuit to challenge the validity of the release language contained in this Agreement. Should Employee violatethis covenant, Employeeshall be responsible for all of the ReleasedParties' costs incurredas a result of Employee's breach, including without limitation the Released Parties'attorneys' fees.

4.
Confidentiality. Employee agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer, or director of the Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between Employee’s immediate family members, legal and financial planners, or tax preparers who are also bound to uphold the confidentiality of this Agreement.

5.
Non-Disparagement. Employee agrees that, following Employee’s termination of employment and/or after the expiration of the Advisory Period, Employee will not disparage or speak unfavorably about the Company or any of the other Released Parties or third parties or in public or otherwise take any action or make any comment whatsoever that would harm, injure, or potentially harm or injure the goodwill of the company or other Released Parties. This provision is not intended to, nor shall it (or any other provision herein), prohibit Employee from cooperating with any government investigation or court order or from making a good-faith, truthful report to any government agency with oversight responsibility for the Company, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration.

6.
Non-Competition and Non-Solicitation. Employee herby covenants and agrees that, (i) during the Advisory Period, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, for his own benefit or the benefit of anyone else, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, solicit customers or suppliers on behalf of, or perform any services for a competitor of Journeys within the Company’s service area at the time of Employee’s termination of employment or at the expiration of the Advisory Period; and (ii) during the Advisory Period, and for a period of two (2) years thereafter, Employee shall not solicit, induce or encourage any employee or independent contractor of the Company to leave the employ of the Company or encourage any third party to solicit or hire any employee or independent contractor of the Company. Employee acknowledges that these restrictions are reasonable in scope, supported by sufficient consideration, and narrowly tailored to protect the Company’s legitimate business interests, including its trade secrets, confidential information and goodwill.

7.
Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA or the Older Worker Benefit Protection Act and that this waiver and releaseis knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in additionto anything of value to which Employeewas already entitled, such consideration which is specifically set forth in the Agreement.

Employee further acknowledges that (a) he has been advised that he shouldconsult with an attorney priorto executing this Release, (b) he has been given at least twenty-one (21) days within which to consider this Release beforeexecuting it, and (c) he has been given at least seven(7) days following the execution of this Release to revoke this Release (the "Revocation Period").

8.
Acknowledgment. Employeeacknowledges that he understands the terms of this Releaseand that Employee has executed this Release knowinglyand voluntarily. Employeefurther acknowledges that, in consideration for the covenants and releases containedherein, he will receive benefitsand payments described in the Agreement,and that he would not receive such benefits and payments without the executionof this Release. Employee also acknowledges that this Releaseshall not become effective until the expiration of the Revocation Period.

9.
Severability. All provisions of this Release are intendedto be severable. In the event any provision or restriction containedherein is held to be invalid or unenforceable in any respect,in whole or in part,such finding shall in no way affectthe validity or enforceability of any other provision of this Release.The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatestextent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect,such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

10.
Specific Performance. If a court of competent jurisdiction determines that Employee has breached or failed to performany part of this Release,the Employee agrees that Companyshall be entitled to seek injunctive reliefto enforce this Release without posting bond, to the extent permittedby applicable law.

11.
No Waiver.Should the Companyfail to require strict compliance with any term or conditionof this Agreement, such failureshall not be deemed a waiver of such terms or conditions, nor shall the Company's failureto enforce any right it may have preclude it from thereafter enforcing its rights under this Agreement.

12.
Attorneys' Fees. The Parties agree that in the event it becomesnecessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys' fees and costs upon the entry of a finalnon-appealable judgment.

13.
Governing Law. This Releaseshall be governedby and construed in accordance with the laws of the State of Tennessee withoutreference to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executedthis Agreement as of the day and year first written above.

August 30, 2023 /s/ Mimi E. Vaughn

__________________________________ ______ _________________________

Date Mimi E. Vaughn

August 30, 2023 /s/ Mario Gallione

__________________________________ ________________________________

Date Mario Gallione